Exhibit 3.1

Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

Plum Acquisition Corp. IV (No. 410839)

TAKE NOTICE THAT the following special resolution was duly passed by the shareholders of Plum Acquisition Corp. IV (Plum) at an extraordinary general meeting held on 10 July 2026:

RESOLVED, as a special resolution that:

a)	Article 194 of Plum’s Amended and Restated Memorandum and Articles of Association be and is hereby deleted in its entirety and replaced with the following new Article 194:

“In the event that:

(a)	either (i) the Company does not consummate a Business Combination by January 16, 2027 (or July 16, 2027, if applicable under the provisions of this Article 194) or such earlier time as the Board of Directors may approve, or such later time as the Shareholders may approve in accordance with these Articles or (ii) a resolution of the Shareholders is passed pursuant to the Companies Act to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason, the Company shall: (A) cease all operations except for the purpose of winding up; (B) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses) and not previously released to the Company to pay the Company’s taxes, if any, divided by the number of Public Shares then in issue, which redemption will completely extinguish public Shareholders’ rights as Shareholders (including the right to receive further liquidating distributions, if any), subject to Applicable Law; and (C) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Shareholders and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the requirements of other Applicable Law; and

(b)	any amendment to these Articles is made (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with an initial Business Combination or the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination by January 16, 2027 (or July 16, 2027, if applicable under the provisions of this Article 194), or (ii) with respect to any other provision of these Articles relating to the rights of holders of Class A Shares or pre-initial Business Combination activity, each holder of Public Shares who is not a Founder, Director or officer of the Company shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account (which interest shall be net of taxes payable), divided by the number of Public Shares then in issue. Any amounts due in connection with a redemption under this Article 194(b) shall be paid promptly following the relevant amendment. If the proposed amendment is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Shareholders as appropriate.

www.verify.gov.ky File#: 410839

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination by January 16, 2027, the Company may, without another vote of the Shareholders, elect to extend the date to consummate an initial Business Combination on a monthly basis for up to six times by an additional one month each time after January 16, 2027, by resolution of the Directors, if requested by the Sponsor in writing, and upon five days’ advance notice to the Directors prior to the applicable termination date, until July 16, 2027.”

b)	Article 196(b) of Plum’s Amended and Restated Memorandum and Articles of Association be and is hereby deleted in its entirety and replaced with the following new Article 196(b):

“vote on (i) any Business Combination or any other proposal presented to the Shareholders prior to or in connection with the completion of a Business Combination, or (ii) a proposed amendment to these Articles to extend the time the Company has to consummate a Business Combination beyond January 16, 2027 (or July 16, 2027 if applicable under the provisions of Article 194) or otherwise amend any of the Business Combination Provisions.”

/s/ Steven Handwerker
Name:	Steven Handwerker
Title:	Director
Date:	10 July 2026

www.verify.gov.ky File#: 410839